SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S - 8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)

                Utah                                87-0356708
      (State of Incorporation)              (I.R.S. Employer I.D. No.)

  4444 South 700 East, Suite #204
        Salt Lake City, Utah                        84107-3075
(Address of Principal Executive Offices)            (Zip code)


                  ALPNET, INC. 1996 EXECUTIVE STOCK OPTION PLAN
                              (Full title of plan)

                                 D. Kerry Stubbs
                                   ALPNET, INC.
                         4444 South 700 East, Suite #204
                         Salt Lake City, Utah 84107-3075
                     (Name and address of agent for service)

                                 (801) 265-3300
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

  Title of each class                            Proposed maximum       Proposed maximum
  of securities to be       Amount to be        offering price per     aggregate offering        Amount of
       registered            registered              unit (1)                price            registration fee
     Common Stock,
      No Par Value             983,333                 $0.50              $491,666.50              $169.54
     Common Stock,
      No Par Value             983,333                 $0.75              $737,499.75              $254.31
     Common Stock,
      No Par Value             983,334                 $1.10            $1,081,667.40              $372.99

(1) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) as to the 2,950,000 shares subject to outstanding options granted under the ALPNET, Inc. 1996 Executive Stock Option Plan on the basis of the option prices indicated.

                                     PART II

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Annual Report to shareholders for the year ended December 31, 1995 of ALPNET, Inc. (the "Company") is hereby incorporated by reference.

All documents filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 1995 shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

All documents filed after the date hereof by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

The securities offered pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Bylaws of the Company require indemnification of an officer or director acting in an official capacity to the fullest extent permitted by Utah law.

Part 9 of the Utah Revised Business Corporation Act (the "Corporation Act") contains provisions entitling directors and officers of the Company to indemnification under certain conditions from judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company. Indemnification under the Corporation Act is generally permissible if the conduct of the director or officer was in good faith and the director or officer reasonably believed that his conduct was in, or not opposed to, the Company's best interests, and, in a criminal case, that the director or officer had no reasonable cause to believe his conduct was unlawful. Such indemnification would not be permitted under the Corporation Act in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company, or in connection with any other proceeding in which the officer or director was adjudged liable on the basis that he derived an improper personal benefit.

Mandatory indemnification is required under the Corporation Act for a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding, or any claim, issue or matter in a proceeding, to which he was a party because he is or was an officer or director of the Company. A court may order indemnification where mandatory under the Corporation Act or if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all relevant circumstances and regardless of whether the officer or director met the applicable standard of conduct or was adjudged liable to the Company or adjudged liable on the basis that he derived an improper personal benefit.

Payment of expenses for officers and directors is permitted in advance of a final disposition of a proceeding on certain conditions, including the furnishing of written affirmation by the officer or director of his good faith belief that he has met the applicable standard of conduct, the furnishing of a written agreement to repay the advance if the officer or director is ultimately determined not to have met the applicable standard of conduct, and a determination is made that the facts then known to the persons making the determination would not preclude indemnification under the Corporation Act. This determination is to be made either by the Board of Directors, a committee of the Board of Directors, special counsel, or the shareholders, under conditions and procedures generally designed to assure the independence of the body making the determination.

The Company currently does not maintain officers' and directors' indemnity insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing arrangements, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Does not apply.

ITEM 8.  EXHIBITS

The following is a list of exhibits filed as part of the Registration Statement:

      Exhibit No.
  (Per Regulation S-K,
     Exhibit Table)                        Exhibit
           5           Opinion of Callister Nebeker & McCullough Regarding Legality
         23(a)         Consent of Ernst & Young LLP, Independent Auditors
         23(b)         Consent of Independent Auditors (Friedman & Friedman)
         23(c)         Consent of Callister Nebeker & McCullough
          99           Prospectus

ITEM 9.  UNDERTAKINGS

The undersigned hereby undertakes:

(1)   (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Salt Lake, State of Utah, on the 12th day of June 1996.


                                                ALPNET, INC.

                                             By /S/ Thomas F. Seal
                                                Thomas F. Seal, President
                                                 and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of June 1996.


/S/ Thomas F. Seal                              /S/ John W. Wittwer
Thomas F. Seal, President, Chief                John W. Wittwer, Executive
 Executive Officer, and Director                 Vice President and Director

/S/ Michael F. Eichner                         /S/ Jaap van der Meer
Michael F. Eichner, Chairman and Director      Jaap van der Meer, Vice President
                                                Sales and Marketing and Director

/S/ D. Kerry Stubbs
D. Kerry Stubbs, Vice President Finance
 Chief Financial and Accounting Officer


                                  EXHIBIT INDEX

                                   ALPNET, INC.

                  ALPNET, INC. 1996 EXECUTIVE STOCK OPTION PLAN

                                    FORM S-8

     Exhibit No.
(Per Regulation S-K,                                                          Sequentially
   Exhibit Table)                     Exhibit                                Numbered Page
        5          Opinion of Callister Nebeker & McCullough Regarding Legality
       23(a)       Consent of Ernst & Young LLP, Independent Auditors
       23(b)       Consent of Independent Auditors (Friedman & Friedman)
       23(c)       Consent of Callister Nebeker & McCullough
       99          Prospectus